Exhibit 99.2
cablecom announces third quarter 2005 results
As compared to the same period last year:
•	Third quarter revenues increased by 17.1% to CHF 217.0 million

•	EBITDA[1] grew by 8.4% to CHF 88.9 million

•	Digital TV, Broadband Internet and Telephony RGUs increased by 46%

•	Cablecom Holdings AG, the indirect parent company of Cablecom Luxembourg S.C.A. and Cablecom GmbH, was acquired by Liberty Global Switzerland, Inc., an indirect, wholly-owned subsidiary of Liberty Global, Inc. on October 24, 2005.
Luxembourg, 29th November 2005 — Cablecom, the largest cable-based communications provider in Switzerland, today reported results for the period ended September 30, 2005. The highlights are as follows:
Financial highlights

(CHF in thousands except for percentages)

	Quarter ended September 30,
	2005	2004	%
Revenue	217,044	185,359	17.1
Gross Margin	163,722	141,285	15.9
EBITDA	88,921	82,055	8.4
Operating highlights

	Quarter ended September 30,
	2005	2004
RGUs[2]
Television	1,643,889	1,590,876
Analog cable television	1,515,981	1,490,754
Digital cable television	127,908	100,122
Broadband Internet	323,653	247,406
Telephony	162,024	72,525
Total RGUs	2,129,566	1,910,807

[1]	“EBITDA” represents operating profit before depreciation and amortization, financial income/expense, gain/loss on sale of fixed assets, exceptional items, taxes and minority interest. We believe that EBITDA is a useful supplement to operating profit and other income statement data. We use EBITDA as part of our evaluation of core operating results and underlying trends. You should not consider EBITDA in isolation as an alternative to operating profit, as an indicator of our operating performance, as an alternative to cash flows from operating activities or as a measure of our profitability or liquidity.

[2]	Each subscriber receiving analog cable television over our network or digital cable television, broadband Internet or fixed-line telephony services over our network or partner networks is counted as a revenue generating unit, or “RGU”, for each such product received, regardless of the number of products such subscriber receives from us. Thus, a subscriber who receives all four of our Consumer Market products would be counted as four RGUs. Subscribers receiving analog cable television through partner networks, dial-up Internet or Service Plus are not recorded as RGUs for those services, although they generate revenue for us. In addition, subscribers receiving multiple digital television packages, pay-per-view programs or multiple telephony access lines are not counted as additional RGUs for the type of product received.

Commenting on the results, Herb Hribar, Managing Director of the company said:
“The third quarter of 2005 was marked by continued strong growth in our broadband Internet and telephony business. With the launch of hispeed 6000 in October, we have again taken the initiative by introducing new products in the market which are unmatched by our competition. Our business to business activities also continue to deliver strong results. Recently, cablecom began partnering with NextiraOne and redIT, enabling cablecom to offer its customers complete voice and data network solutions as well as tailor-made IT and communications solutions from a single source. Furthermore, we are pleased that in this year’s Bilanz telecom ratings, cablecom has been chosen as Switzerland’s best corporate network carrier and the most innovative provider in the area of corporate networks.”
Financial Results as compared to the same period last year
Revenues: Revenues increased by CHF 31.7 million, or 17.1%, from CHF 185.4 million in 2004 to CHF 217.0 million in 2005. Revenue increases were primarily driven by the increased number of broadband Internet and telephony subscribers as well as new data connectivity contracts in Business Solutions plus Unified Business Solutions revenues. Our cable television business (including analog and digital television services) generated CHF 120.5 million, or 55.5% of our consolidated revenues. Our residential Internet (including dial up and broadband Internet services) and telephony businesses generated CHF 44.2 million and CHF 28.8 million, or 20.3% and 13.3% respectively of our consolidated revenues for the quarter. Revenues by Business Solutions and Partner Group were CHF 12.1 million and CHF 11.5 million, or 5.6% and 5.3% of our consolidated revenues respectively.
Subscriber growth: As expected, the analog television business achieved steady RGU growth, while the subscribers in the digital television business increased by 3,215 in this quarter. Broadband Internet subscribers increased by 13,101 to 323,653 in the third quarter of 2005, or by 31% since September 2004. Telephony subscribers by the end of the third quarter 2005 reached 162,024, versus the 72,525 last year.
EBITDA: EBITDA for the three months ended in September 2005 was CHF 88.9 million or 8.4% higher than in the same period last year.
Capital Resources
Capital expenditure in the three months ending September 2005 increased to CHF 58.6 million from CHF 51.7 million last year. Higher capital expenditure was mainly driven by higher growth-related cell splitting, preventive network maintenance and analog to digital simulcast expenditures, offset by lower in-home wiring, line extensions and customer premise equipment costs.
Available Liquidity
Cash and cash equivalents were CHF 108.2 million as of September 30, 2005, as compared to CHF 16.9 million as of September 30, 2004. In addition, a CHF 150 million revolving credit facility remains undrawn.

About cablecom
Cablecom is the largest cable-based communications provider in Switzerland, providing consumers with an integrated “triple-play” offering of cable television, broadband Internet and fixed-line telephony. In addition, it offers managed wide area network (“WAN”), voice services and value-added services to the Swiss business market and provides analog television signal delivery and engineering, operating and carrier services to its wholesale customers. Its national local loop network, one of only two in Switzerland, operates in 14 of 16 largest Swiss cities. Liberty Global, Inc. owns 100% of Cablecom Holdings AG.
Disclaimer
This release may contain certain statements which are forward-looking and are therefore subject to material risks and uncertainties. Specific factors which may cause these uncertainties include amongst others: future changes to cablecom’s business plan, potential fluctuations in the company’s operating results, the competitive environment, subscriber behavior patterns, regulatory risks, technological developments and other risks which are presented in the company’s filings.
Future Changes in Accounting Standards and Subscriber Methodologies
The financial information presented in this release has been presented in accordance with generally accepted accounting principles in Switzerland and the subscriber statistics have been calculated in accordance with the cablecom policies in effect as of September 30, 2005. As a result of the acquisition of Cablecom Holdings AG, the parent of cablecom, by a subsidiary of Liberty Global, Inc., the consolidated financial statements of Cablecom Holdings AG as of and for the year ended December 31, 2005 will be prepared in accordance with U.S. GAAP and will no longer be presented in accordance with Swiss GAAP. Similarly, the methods used by cablecom to calculate subscriber statistics will be conformed to the methods used by Liberty Global, Inc. The effects of the change to U.S. GAAP and the change to the methods used to calculate subscriber statistics could be significant.
Not for publication without the prior consent of the company.
For further information, please contact:
Iván Nash
Investor Relations
+41 1 277 97 38
ivan.nash@cablecom.ch